UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2006

Dot Hill Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13317 (Commission File Number)	13-3460176 (I.R.S. Employer Identification No.)

2200 Faraday Avenue, Suite 100, Carlsbad, CA (Address of principal executive offices)	92008 (Zip Code)
Registrant’s telephone number, including area code: (760) 931-5500
Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 28, 2006, we entered into a Settlement and License Agreement with Crossroads Systems, Inc. that settles the outstanding patent action brought by Crossroads against us and licenses to us the family of patents from which the lawsuit stemmed. Also on June 28, 2006, we entered into an Agreement Between Dot Hill Systems and Infortrend Re Settlement of Crossroads Lawsuit with Infortrend Technology Inc.
The Crossroads and Infortrend agreements provide that Dot Hill will pay $3.35 million for alleged past damages and Crossroads will dismiss, with prejudice, all patent claims against Dot Hill. Infortrend will pay Crossroads an additional $7.15 million. Going forward, Crossroads will receive a running royalty of 2.5% based on a percentage of net sales of RAID products sold by Dot Hill, but only those with functionality that is covered by US Patents No. 5,941,972 and No. 6,425,035 and other patents in the patent family. For RAID products that use a controller sourced by Infortrend, Dot Hill will pay 0.8125% of the 2.5% royalty, and Infortrend will be responsible for the remainder. For RAID products that use Dot Hill’s proprietary controller, Dot Hill alone will be paying the 2.5% running royalty.
No royalty payments will be required with respect to the sale of storage systems that do not contain RAID controllers, known as JBOD systems, or systems that use only the SCSI protocol end-to-end, even those that perform RAID. Further, royalty payments with respect to the sale of any products that are made, used and sold outside of the United States will only be required if and when Crossroads is issued patents that cover the products and that are issued by countries in which the products are manufactured, used or sold.
The press release announcing the agreements is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

99.1	Press release of Dot Hill Systems Corp. dated June 28, 2006.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.
By:	/s/ Dana Kammersgard
Dana Kammersgard
Chief Executive Officer, President and Director

Date: June 28, 2006

INDEX TO EXHIBITS
99.1	Press release of Dot Hill Systems Corp. dated June 28, 2006.